UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 3, 2010

PACIFIC OFFICE PROPERTIES TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-9900	86-0602478
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

233 Wilshire Blvd. Suite 310 Santa Monica, California	90401
(Address of principal executive offices)	(Zip Code)

(310) 395-2083
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement

On September 3, 2010, Pacific Office Properties, L.P., a Delaware limited partnership (the “Operating Partnership”) of which Pacific Office Properties Trust, Inc. (the “Company”) is the sole general partner, assumed all of the rights and obligations of Pacific Office Management, Inc., our external advisor (the “Advisor”), under two Sale, Purchase and Escrow Agreements, each dated as of August 12, 2010 and amended as of August 30, 2010 (together, the “PSAs”).  The first PSA was entered into by our Advisor, as purchaser, and GRE Glendale LLC, a Delaware limited liability company, GRE Empire Towers LP, a Delaware limited partnership, GRE Cornerstone LLC, a Delaware limited liability company, GRE Kearny Mesa LP, a Delaware limited partnership, GRE Rio Vista LP, a Delaware limited partnership, and GRE Walnut Creek LLC, a Delaware limited liability company, as sellers.  The second PSA was entered into by our Advisor, as purchaser, and GRE Carlton Plaza LP, a Delaware limited partnership, Tustin-Michelle Partners LLC, a Delaware limited liability company, GRE Warner Desoto LLC, a Delaware limited liability company, GRE Warner Califa LLC, a Delaware limited liability company, GRE Warner Canoga LLC, a Delaware limited liability company, GRE Empire Towers Four LLC, a Delaware limited liability company, GRE Foothill LLC, a Delaware limited liability company, and GRE Mira Mesa LLC, a Delaware limited liability company, as sellers.  The PSAs together provide for the purchase of 12 office properties consisting of 31 buildings containing approximately 1.95 million rentable square feet, located primarily in southern California.

The aggregate purchase price for the portfolio under the PSAs is approximately $305.9 million (including the assumption of approximately $79.2 million in existing debt encumbering certain of the properties).  Approximately $8.0 million of the purchase price is intended to be paid as shares of the Company’s common stock.  The closing date under each of the PSAs is scheduled to be October 27, 2010.  However, the Operating Partnership has the right to extend the closing date under each of the PSAs to December 3, 2010, subject to the payment of additional non-refundable deposits.  In addition, either the Operating Partnership or the sellers may extend the closing date for up to an additional 60 days with respect to specific properties if the consent of the applicable lender to assume debt related to such properties is still being sought as of the closing date.

There is no assurance that the Operating Partnership will acquire any of the properties subject to the PSAs because the proposed acquisitions are subject to a variety of factors and contingencies, including customary closing conditions.

The Operating Partnership assumed the PSAs pursuant to an option previously granted to it by the Advisor.  Upon the assumption of the PSAs, the Operating Partnership delivered $3.0 million into escrow to replace the deposits initially made by our Advisor pursuant to the PSAs, and our Advisor was refunded from escrow deposits in the amount of $3.0 million that it had previously funded.  The Operating Partnership paid no other consideration to the Advisor in connection with the exercise of the option.

Item 2.04                      Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On August 18, 2005, Pacific Office Properties Trust/3800 N. Central, LLC, Pacific Office Properties Trust/3838 N. Central, LLC and Pacific Office Properties Trust/4000 N. Central, LLC, each a Delaware limited liability company and wholly-owned subsidiary of the Operating Partnership (collectively, the “City Square Borrowers”), issued a promissory note to CWCapital LLC, a Massachusetts limited liability company (the “Lender”), in the original principal amount of $27.50 million (the “Senior Note”).  Also on August 18, 2005, Pacific Office Properties Trust/Mezzanine, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Operating Partnership (the “Mezzanine Borrower”), issued a promissory note to the Lender in the original principal amount of $28.50 million (the “Mezzanine Note”).  The Senior Note is secured by our City Square property in Phoenix, Arizona, and the Mezzanine Note is secured by a pledge of ownership interests in the Mezzanine Borrower, which holds all of the ownership interests of each of the City Square Borrowers.

Both the Senior Note and the Mezzanine Note matured on September 1, 2010.  Pursuant to the terms of the Senior Note, the City Square Borrowers were required to pay the Lender the outstanding principal amount of $27.50 million plus all accrued and unpaid interest (totaling approximately $0.13 million) on the maturity date, or to make such payments within five days of the maturity date.  Pursuant to the terms of the Mezzanine Note, the Mezzanine Borrower was required to pay the Lender the outstanding principal amount of approximately $27.25 million plus all accrued and unpaid interest and all other sums then owing (totaling approximately $0.20 million) on the maturity date, or to make such payments within five days of the maturity date.  The City Square Borrowers and the Mezzanine Borrower did not pay the amounts due under the Senior Note and the Mezzanine Note, respectively, on September 1, 2010 or within the five-day cure period.  Accordingly, an event of default under each of the Senior Note and the Mezzanine Note and the related loan and security documents was triggered on September 7, 2010.

Upon the occurrence of the event of default pursuant to the Senior Note and related loan documents, the interest rate applicable to the Senior Note increased from 5.5772% per annum to 10.5772% per annum, and a late charge in an amount equal to 5% of the amount of the overdue payment was assessed.  Upon the occurrence of the event of default pursuant to the Mezzanine Note and related loan documents, the interest rate applicable to the Mezzanine Note increased from the London Interbank Offered Rate (“LIBOR”) (which was 0.35% at June 30, 2010) plus 2.35% per annum to LIBOR plus 7.35% per annum, and a late charge in an amount equal to 5% of the amount of the overdue payment was assessed.  We have not paid the late charges assessed under either the Senior Note or the Mezzanine Note.

In addition to the default interest and the late charges, the Lender is entitled to foreclose on the property securing the Senior Note and the Mezzanine Note.  The Lender is also entitled to all rents supplied by the City Square property and, upon the Lender’s request, all tenant security deposits.  Furthermore, the Lender may apply any cash held in certain reserves and funds prescribed under the related loan and security documents towards the amount of indebtedness.

Both the Senior Note and the Mezzanine Note are non-recourse obligations of their respective borrowers, except for customary recourse carve-outs for borrower misconduct and environmental liabilities.  We are currently not aware of the occurrence of any event that would constitute a recourse carve-out on either loan.  However, the Mezzanine Note was secured, in part, by the delivery to the Lender of certain letters of credit by James C. Reynolds and Shidler Equities, L.P. (“Shidler LP”) in the aggregate amount of $3,713,000.  Upon the occurrence of an event of default, the Lender is entitled to collect against these letters of credit.  Pursuant to an indemnity agreement entered into on March 19, 2008 in connection with our formation transactions, the Operating Partnership agreed to indemnify Mr. Reynolds and Shidler LP under the letters of credit. Mr. Reynolds is a director and stockholder of the Advisor, and holds over 10% of the Company’s outstanding common stock.  Shidler LP is controlled by Jay H. Shidler, the Chairman of our Board of Directors.

We are currently in discussions with the Lender regarding an agreement to extend the maturity date and to make certain other modifications to the terms of each of the Senior Note and the Mezzanine Note.  However, we cannot provide assurance that we will reach an agreement with the Lender with respect to these matters, that the Lender will not proceed against collateral (including the letters of credit) or that we will be able to retain our equity in the City Square property.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC OFFICE PROPERTIES TRUST, INC.

Dated: September 10, 2010	By:	/s/ James R. Wolford
Name: James R. Wolford
Title: Chief Financial Officer